Exhibit 99.1

December 23, 2010

Dear Fellow Stockholders:

As 2010 draws to a close, I would like to provide some perspective on the advances OXiGENE has made this year as well as steps we are taking to meet our challenges. In many respects this was a trying year for long-time stockholders in our company, as our valuation has slipped and our share price has come under pressure. I want to emphasize that we have made significant progress in major areas of the company. OXiGENE's clinical development programs are progressing well and we are taking the necessary steps to further shore up our financial resources. Our management and staff remain committed to maximizing OXiGENE's opportunities. Similarly, I personally believe that there is strong reason to be confident about our company's future.

Most exciting this year were the positive data we reported from the FACT study of ZYBRESTAT plus chemotherapy in patients with anaplastic thyroid cancer (ATC). At the 14th International Thyroid Congress our investigators reported that patients receiving ZYBRESTAT had a median overall survival (OS) time of 5.1 months, compared with a median survival time of 4.1 months for patients receiving chemotherapy alone. Furthermore, 48% of patients treated with ZYBRESTAT and chemotherapy were alive at six months, compared with 37% percent of patients treated with only chemotherapy and at one year, 23% of patients treated with ZYBRESTAT and chemotherapy were alive compared to 9% of patients treated with chemotherapy alone. This improvement in OS is meaningful, both clinically and on a personal level for patients. It can mean the chance to be part of important family milestones and has never before been afforded to patients with this lethal disease. We have asked the FDA for a meeting to discuss the results of this study and the feasibility of a registration pathway based on these results.

We're also very proud of the progress we've made in our FALCON study of ZYBRESTAT plus bevacizumab and chemotherapy in patients with non-small cell lung cancer (NSCLC). FALCON is the first randomized, controlled study of a vascular disrupting agent (VDA) in combination with an anti-angiogenic agent. We were happy to report that to date the drug appears to be well-tolerated, and the clinical activity we are seeing to date indicates a trend toward clinical benefit.  These data are still interim; we look forward to presenting the overall survival data from this study in mid-2011.

As we begin 2011, we anticipate some events that will help to build value in our oncology pipeline, including the start of additional clinical programs conducted by collaborators.    These programs have the potential to capitalize on the promising data we have generated to date in clinical trials of ZYBRESTAT in ovarian cancer, and in preclinical trials of OXi4503 in acute mylogenous lymphoma (AML), the results of which were recently published in Blood, a respected, peer-reviewed scientific journal focused on hematologic diseases.

Finally, in the last quarter of 2010 we completed the final analysis of results from our FAVOR study of topical ZYBRESTAT for ophthalmology. Our intent for this study was to clinically validate the compelling preclinical data we generated showing that ZYBRESTAT can be safely applied topically in effective doses to treat diseases of the retina and choroid. The data we saw from the FAVOR study showed that a single dose of ZYBRESTAT may have an effect on these conditions. The data also generated useful questions about the dosing and administration schedule and the optimal way to integrate topical ZYBRESTAT into existing treatment paradigms. As it will require a significant investment in this program to advance it further in the clinic, we believe the best next step is to license the program to a partner with the resources and ophthalmology expertise to fully exploit its potential.  We intend to continue to pursue that path in 2011.

In 2011, a key priority for OXiGENE is the finalization of a licensing agreement to support the commercial development of ZYBRESTAT and OXi4503. While we had hoped to complete an agreement in 2010, we have found that potential partners are increasingly interested in later stage data.  The feedback we've gathered from potential partners throughout 2010 is that we now have a stronger collection of data validating proof of concept.  We believe that there is meaningful interest among potential partners in pursuing a possible collaboration. We further believe that the guidance we expect to receive from the FDA in the ATC meeting we have requested, along with the overall survival results from the FALCON study, will be important factors in determining our future path. We look forward to updating partners as well as stockholders as these events unfold.

While we work to advance our clinical programs, a key challenge we face is continuing to obtain the necessary financial resources to advance our programs toward intended milestones and to rebuild our company’s valuation. We are taking definitive steps to address this challenge. On December 21st, we held a special meeting of stockholders which resulted in a favorable vote to effect a reverse stock split of the company’s common stock.  We want to express our appreciation to all stockholders who voted their shares in favor of this measure, and for recognizing its importance relative to our NASDAQ listing and the investment profile of our company. This stock split was a strategic decision by OXiGENE’s board, as will be the determination of the ratio and timing of enacting the split, based on what will be most beneficial to the company and our stockholders. We are also pursuing strategies to further strengthen our financial position and investment attractiveness by simplifying our balance sheet, working to secure our listing on the NASDAQ exchange, and exploring options, in addition to partnering, to increase our cash position. These efforts are a major priority for the management team and the board of directors, and we will look forward to keeping our stockholders informed of our progress.

In closing, I would like to once again thank our employees, investigators, physicians and patients who have contributed to the advancement of our exciting vascular disrupting agents. I would also like to thank our stockholders for your continued support and for your active, constructive participation in our company.

Sincerely,

Peter J. Langecker, M.D., Ph.D.

OXiGENE Chief Executive Officer

Safe Harbor Statement

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include OXiGENE's anticipated cash utilization, expected initiation, progress, conclusion and reporting on clinical studies and availability of potential strategic collaborations or sufficiency of financial reserves may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, timing and outcome of data from the Phase 2 clinical trial of ZYBRESTAT in NSCLC, regulatory progress of ZYBRESTAT in ATC, final outcomes of the FAVOR trial and clinical trials of OXi4503 in patients with hepatic tumor burden, and timing or execution of a potential strategic collaboration on any product or indication or any other strategic or financing transaction. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.